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                           EMPLOYMENT CONTRACT
     By   this   Agreement,  Curtis  Mathes  Holding   Corporation   (the
"Employer"), located at 10911 Petal Street, Dallas, Texas 75238, employs Billy J. Robinson (the "Employee"), of 1104 Bay Shore St., Allen, Texas 75002, who accepts employment on the following terms and conditions:
                     ARTICLE 1:  TERM OF EMPLOYMENT
     1.01.      Term.     The term of this Agreement shall begin on April
7, 1997, and shall terminate on December 31, 1999. Unless the Employer or the Employee gives written notice to the other of their intent not to renew this Agreement on or before ninety (90) days before the end of the then current term of this Agreement, this Agreement shall be deemed to be
automatically renewed for additional periods of three (3) years.   During
the term of each such renewal, all of the terms and conditions of this Agreement shall remain in full force and effect.
                     ARTICLE 2:  DUTIES OF EMPLOYEE
     2.01.      Duties.    The  Employee shall serve  as  the  Employer's
General Counsel and shall perform all duties commonly discharged by a person in such position and such other duties of a similar nature as may
be  required  from  time to time by the Employer.   If  the  Employee  is
elected or appointed a director or an officer of the Employer, the Employee shall serve in such capacity or capacities without further
compensation.   Nothing  shall  be construed,  however,  to  require  the
Employee's election or appointment as a director or an officer.
     2.02.     Satisfactory Performance of Duties.     The employment  of
the Employee shall continue only as long as the services rendered by the Employee are satisfactory to the Employer, regardless of any other provision contained in this Agreement. The Employer shall be the sole judge as to whether the services of the Employee are satisfactory.
    ARTICLE 3:  EMPLOYEE'S OBLIGATIONS OTHER THAN TO PERFORM SERVICES
     3.01.      Company  Policy.     The Employee agrees to  perform  his
duties under this Agreement in accordance with Employer's company policy as such policy may be implemented or modified from time to time during the term of this Agreement. Violation of any material provision of any company policy shall constitute good cause for termination of the services of the Employee under this Agreement.
     3.02.      Noncompetition By Employee.   During  the  term  of  this
Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatever with the business of the Employer. Violation of the terms contained in this Paragraph shall constitute good cause for termination of the services of the Employee under this Agreement.
     3.03.     Indemnification.    The Employee shall indemnify and  hold
harmless the Employer from all liability from loss, damage, or injury to persons or property resulting from the negligence or misconduct of the Employee committed in the scope of the Employee's employment.
                        ARTICLE 4:  COMPENSATION
     4.01. Basic Compensation. As base compensation for all services rendered under this Agreement, the Employer shall pay to the Employee a salary of $125,000 per year, payable in equal biweekly installments during the period of employment, which shall be subject to withholding and other applicable taxes. The amount paid is to be prorated for any partial employment period. Each fiscal year thereafter, beginning July 1, 1998, at the sole discretion of Employer's Board of Directors,
Employee   may  receive  a  reasonable  increase  in  his   base   salary
commensurate with Employee's performance and Employer's performance.
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                ARTICLE 5:  EMPLOYEE BENEFITS AND BONUSES
     5.01.     Payment of Medical and Dental Insurance Premiums.      The
Employer   agrees  to  pay  all  of  the  Employee's  insurance  premiums
(including dependent coverage, if elected by Employee) and one-half of the deductible for each individual covered under any hospital, surgical, medical, and dental benefit plan adopted by the Employer.
     5.02.     Automobile.    The Employer recognizes the Employee's need
for an automobile for business purposes. It shall therefore provide the Employee with a monthly automobile allowance of $625 during the term of this Agreement, in addition to the compensation set forth hereinabove. The Employee agrees to furnish a properly registered automobile for all of the Employee's transportation needs required for the performance of the Employee's duties under this Agreement and to pay all expenses, including all related maintenance, repairs, insurance, and other costs. At all times during the term of this Agreement, the Employee shall keep in full force and effect at the Employee's sole expense automobile insurance on each such automobile owned by the Employee that is used at any time to carry out any of the duties of employment. Each such policy must be issued by an insurance company and with such minimum limits acceptable to the Employer. Violation by Employee of the terms contained in this Paragraph shall constitute good cause for termination of the services of the Employee under this Agreement.
     5.03. Death Benefit. If the Employee dies during the term of this Agreement, the Employer shall pay to the Employee's estate the compensation that would otherwise be payable to the Employee up to the end of the month in which his death occurs. In addition, within thirty
(30) days of the Employee's death, the Employer shall pay an amount equivalent to four (4) months of Employee's base salary to the Employee's surviving spouse, or, if his spouse is not then living, to the Employee's surviving children in equal shares, or, if there are no surviving children, to the Employee's estate.
     5.04.      Nonstatutory Stock Option.    Grant of Option.         By
this Paragraph, the Employer agrees that it will cause to be granted to the Employee an option (the "Option") to purchase 150,000 shares of common stock of CRTM (or successor) ("Common Shares") at a purchase price of seventy (70%) percent of the average trading price of the Common Stock, as reported by NASDAQ, for the five (5) trading days immediately preceding the date the Option is granted. Twenty-five (25%) percent of the Option shall vest immediately upon the date of issuance to the Employee and the remaining seventy-five (75%) percent of the Option shall vest at the rate of twenty-five (25%) on each of the following dates thereafter, during the term of employment under this Agreement: December 31, 1997; December 31, 1998; and December 31, 1999. Any vested portion of the Option may be exercised in whole or in part at any time during the term of employment under this Agreement. However, in the event the employment term is terminated by the Employer for reasons other than for cause, the Employee shall retain the right to exercise any unused vested portion of the Option until the expiration date of the then current term of this Agreement. It is agreed that the Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this Option until the Employee has exercised the Option, delivery of the stock certificates for such shares has been made to the Employee, and the Employee has become the shareholder of record of such shares. Any vested portion of the Option shall not be transferable otherwise than by will or the laws of descent and distribution, and any vested portion of the Option may be exercised, during the lifetime of the Employee, only by him. More particularly (but without limiting the generality of the foregoing), any vested portion of the Option may not be
assigned,   transferred   (except  as  provided   above),   pledged,   or
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hypothecated in any way, shall not be assignable by operation of law, and
shall  not be subject to execution, attachment, or similar process.   Any
attempted   assignment,   transfer,  pledge,  hypothecation,   or   other
disposition of any vested portion of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect. Such vested portion of the Option may be exercised by Employee only while he is in the continuous employ of the Corporation or of a subsidiary of the Corporation as provided hereinabove, or within three months after the date he ceases to be so employed, except that in the event of his death while so employed or within three months after the date he ceases to be so employed, then such vested portion of the Option may be exercised by his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees within three months, but not later than three months, after the date of the legal qualification of the executors or administrators of his estate, provided diligent efforts are made and such qualification is obtained within a reasonable time after his death. Notwithstanding anything in this Agreement to the contrary, any vested portion of the Option herein granted to Employee shall in no event be exercisable after the expiration of five (5) years from the date of this Agreement. In the event of any termination of this Agreement that is either (a) for cause or (b) voluntary on the part of the Employee and without the consent of his employing corporation or corporations, any unvested portion of the Option shall immediately terminate. If, at any time prior to the fifth anniversary of the date of this Agreement, CRTM proposes to register any of its securities under the Securities Act (other than by a registration on Form S-8, S-4 or any successor similar forms or any other form not available for registering the Common Shares underlying the Option for sale to the public), whether for sale for its own account or other security holders, the Employer will, each such time, at least 60 days prior to filing the registration statement, give written notice to the Employee of CRTM's intention to do so. Upon the written request of the Employee made within 45 days after the receipt of any such notice (which request shall specify the underlying Common Shares intended to be disposed of by the Employee), the Employer will use reasonable
efforts   to  cause  to  be  filed  a  registration  statement  for   the
registration under the Securities Act of all underlying Common Shares which CRTM has been so requested to register by the Employee.
     Method  of exercising vested portion of the Option.     Such  Option
may be exercised, in whole at any time or in part from time to time, by giving to the Employer and CRTM notice in writing to that effect. Within 30 days after the receipt by it of notice of exercise of such Option, the Employer and CRTM shall cause certificates for the number of shares with respect to which such Option is exercised to be issued in the name of
Employee    or   his   executors,   administrators,   or   other    legal
representatives, heirs, legatees, next of kin, or distributees, or to be properly endorsed or accompanied by separate stock powers duly executed, and to be delivered to Employee or his executors, administrators, or
other   legal  representatives,  heirs,  legatees,  next   of   kin,   or
distributees. Payment of the purchase price for the shares with respect to which such Option is exercised shall be made to CRTM upon the delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The Employer shall give the person or persons entitled to the same at least five (5) days' notice of the time and place for delivery and for the payment of such purchase price.
     Changes  in  capital structure  If all or any portion of the  Option
shall   be   exercised  subsequent  to  any  share  dividend,   split-up,
recapitalization,  merger,  consolidation,  combination  or  exchange  of
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shares,  separation, reorganization, or liquidation occurring  after  the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth above) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.
     Representation as to investment intent. The exercise of such Option and the delivery of the shares subject to it will be contingent upon CRTM being furnished by Employee, his legal representatives, or other persons entitled to exercise such Option a statement in writing that at the time of such exercise it is his or their intention to acquire the shares being purchased solely for investment purposes and not with a view to distribution.
     Nonstatutory  Stock Option.    The Option granted in this  Paragraph
is intended not to qualify as an incentive stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986 and shall be so construed.
     5.05.     Other Benefits.          During the term of this Agreement
the Employee shall be entitled to participate in the Employer's 401(k) Plan, any hospital, surgical, medical, disability, and dental benefit plan adopted by the Employer, and shall be entitled to an annual vacation leave, paid holidays, paid sick leave, and other benefits in accordance with Employer's company policy. The Employee may be entitled to receive, in the sole discretion of the Employer's Board of Directors, such other benefits or bonuses as may from time to time be declared by such Board.
       ARTICLE 6:  REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE
     6.01. Business Expenses. The Employee is authorized to incur reasonable business expenses in performing his duties of employment and
for   promoting   the   Employer's  business,  including   expenses   for
entertainment,  travel, and similar items.  The Employer  will  reimburse
the   Employee  for  all  such  expenses  upon  the  Employee's  periodic presentation of an itemized account of such expenditures and supporting documentation.
                 ARTICLE 7:  PROPERTY RIGHTS OF PARTIES
     7.01.      Trade  Secrets.      During the term of  employment,  the
Employee will have access to and become familiar with various trade secrets, consisting of formulas, devices, secret inventions, processes, and compilations of information, records, and specifications, owned by the Employer and regularly used in the operation of the business of the
Employer.   The  Employee  shall not disclose  any  such  trade  secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the
course  of  his  employment.   All files, records,  documents,  drawings,
specifications, equipment, and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances without the prior written consent of the Employer. The Employee agrees that any violation by the Employee of any of the terms of this Paragraph will result in irreparable harm to the Employer and that the Employer shall be entitled to an immediate Temporary Restraining Order and injunction against the Employee to prevent any such violations by the Employee.
     7.02.      Return  of Employer's Property.     Except  as  otherwise
provided in this Agreement, on the termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer in good condition, ordinary wear and tear excepted, all property in the Employee's possession or under the Employee's control belonging to the Employer.
                   ARTICLE 8:  OBLIGATIONS OF EMPLOYER
     8.01. Indemnification of Losses of Employee. Except for losses arising from the Employee's negligence or misconduct, the Employer shall indemnify the Employee for all losses sustained by the Employee as a direct result of the discharge of his duties required by this Agreement.
     8.02. Working Conditions. The Employer will provide the Employee with a private office, secretarial and stenographic services, and any other facilities and services as are suitable to the Employee's position or required for the performance of his duties.
                         ARTICLE 9:  TERMINATION
     9.01.       Termination  by  Either  Party  Without  Cause.     This
Agreement may be terminated by either party without cause by giving thirty (30) days' written notice of termination to the other party. Such termination shall not prejudice any remedy that the terminating party may have at law or in equity. Such termination "without cause" shall include
(a) resignation of the Employee at the Employer's request at a time when no cause for termination exists, and (b) termination by the Employee as a result of a reduction in compensation or benefits (which is not a part of a prorata reduction in executive compensation or benefits for the Employer's senior executives) or as a result of a significant reduction in the Employee's responsibilities, and such termination occurs within
sixty   (60)  days  after  such  reduction.   Upon  any  other  voluntary
termination by the Employee, all unvested stock options and all other benefits, including severance pay, which might otherwise accrue to the Employee upon termination of this Agreement shall immediately terminate and be of no further force or effect.
     9.02. Severance Pay. On termination of employment by Employer without cause, and in addition to other compensation that may be due to the Employee as a result of such termination, the Employer shall make a cash severance payment to the Employee in an amount equal to three (3) month's base salary (less all amounts required to be withheld and
deducted.)   The  Employee shall receive additional severance  pay  under this Paragraph based on the Employee's length of service and computed at the rate of one month's pay for every year of service, which length of service shall in no event extend beyond October 1, 1992.
     9.03. Termination by Employer for Cause. The Employer may at its option immediately terminate this Agreement "for cause," which shall include resignation by the Employee at the Employer's request at a time when cause for termination exists, without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement, by giving written notice of termination to the Employee,
if  the  Employee:   (a)  Willfully breaches or habitually  neglects  the
duties that the Employee is required to perform under the terms of this Agreement; (b) Willfully violates reasonable and substantial rules governing employee performance; (c) Refuses to obey reasonable orders in a manner that amounts to insubordination; (d) Commits clearly dishonest acts toward the Employer; (e) Engages in acts of disruption or violence such as unprovoked fighting; (f) Engages in conduct which is materially injurious to the Employer; or (g) Commits a felony or other offense involving moral turpitude. Upon such termination, all unvested stock options and all other benefits, including severance pay, which might otherwise accrue to the Employee upon termination of this Agreement shall immediately terminate and be of no further force or effect.
     9.04.     Termination Upon Sale or Change in Control of CRTM.    For
purposes of this section, "change in control" means the acquisition by a person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of twenty percent (20%) or more of CRTM's common stock (other than as a result of an issuance of securities initiated by CRTM in the ordinary course of business), or as a result of, or in connection with any cash tender or exchange offer, merger, or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, and the persons who were directors of CRTM before such transactions shall cease to constitute a majority of the Board of Directors of CRTM or any successor to CRTM. Upon termination of this Agreement by Employer upon the sale or change in control of CRTM, the Employer shall cause to be granted, paid and delivered to Employee, in addition to other amounts that may be due the Employee under this agreement, all of the following:
          (a) cash compensation equal to Employee's annual base salary, payable in biweekly installments over the twelve-month period immediately following such termination, beginning on the Employee's next regularly scheduled payday following the date of termination;
          (b) cash compensation equal to Employee's annual car allowance provided under this Agreement, payable in monthly installments over the twelve-month period immediately following such termination, beginning on the first of the month immediately following the date of termination;
          (c) a bill of sale to, and a transfer of the licenses for all software residing upon, a laptop or a home desktop computer, including all peripheral equipment used in connection therewith, belonging to the Employer or CRTM which is in the possession of the Employee which is then being used by the Employee in the course and scope of his employment; in connection with such transfer, the Employee shall certify to the Employer that all trade secrets and other confidential or sensitive information of the Employer have been removed from the hard drive and memory of such equipment;
          (d) continued maintenance by Employer, for the benefit of the Employee as if still employed, all employee benefits including group medical and dental, health and accident, disability, and group life insurance plans for the twelve-month period immediately following such termination; provided, however, the Company's obligation to continue participation in these plans ends on the last day of the month in which the Employee becomes eligible to participate in such benefits at any new place of employment. However, the Employer will continue to provide benefit continuation to the extent required by federal law;
          (e) an assignment of any key man life insurance policy covering Employee which was in effect at the change in control, with the premium fully paid by the Employer for the twelve (12) month period immediately following the date of termination of this Agreement; and
          (f) any unvested portion of any Option held by the Employee shall immediately vest and, in addition to any other such Option which may be held by the Employee, a further option (the "Option") to purchase 150,000 shares of common stock of CRTM (or successor) at a purchase price of seventy (70%) percent of the average trading price of the Common Stock, as reported by NASDAQ, for the five (5) trading days immediately preceding the date the Option is granted. The Option granted hereunder shall vest immediately upon issuance to the Employee and may be exercised in whole or in part by the Employee at any time during a period of five (5) years following the date of termination under this Agreement. The Employee shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this Option until the Employee has exercised the Option, delivery of the stock certificates for such shares has been made to the Employee, and the Employee has become the shareholder of record of such shares. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect. Within 30 days after such termination the Employer will cause to be filed a Registration Statement with the SEC for registration of the Common Stock underlying all Options held by the Employee, and will use its best efforts to have such Registration Statement declared effective at the earliest possible date. The method of exercising this Option, adjustment in the number of shares of Common Stock underlying such Option upon a change in capital structure of CRTM after the date of termination of this Agreement, and the Employee's representation as to investment intent, shall be as described in paragraph 5.04 above. The Option granted in this Paragraph is also intended not to qualify as an incentive stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986 and shall be so construed;
          (g) accrual to Employee of the balance of any unaccrued portion of the stock bonus granted to Employee upon his initial employment by Employer, and forgiveness of the balance of any unforgiven portion of Employee's obligation to repay the salary advance made to Employee upon his initial employment by Employer; and
          (h) an additional amount necessary to put Employee in the same after-tax position as if no excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 4999") had been imposed on any payments which are contingent on a change in control and which equal or exceed three times Employee's average taxable compensation for the prior five years or his period of employment.
     9.05. Effect of Termination on Compensation. In the event of the termination of this Agreement prior to the completion of the term of employment specified in Article 1, the Employee shall be entitled to the compensation earned by the Employee prior to the effective date of termination as provided for in this Agreement, computed pro rata up to and including that date. Except as otherwise provided in this Agreement, the Employee shall be entitled to no further compensation after the date of termination.
     9.06. Monies owed to Employer. To the extent that the Employee owes the Employer any monies at the time of termination of employment, or to the extent that taxes are due on any of Employer's benefits, the Employee authorizes the Employer to withhold such amounts from his final paycheck or severance payment(s), or from reimbursements or any other monies due to the Employee.
                     ARTICLE 10:  GENERAL PROVISIONS
     10.01.     Notices.   All  notices or other communications  required
under this Agreement may be effected either by personal delivery in writing or by certified mail, return receipt requested. Notice shall be deemed to have been given when delivered or mailed to the parties at their respective addresses as set forth above or when mailed to the last address provided in writing to the other party by the addressee.
     10.02.     Entirety  of Agreement.        Except  for  the  Employee
Invention, Copyright and Secrecy Agreement heretofore executed by the Employee; and except for the provisions of Employee's previous employment arrangement with Employer whereby 25% of the stock bonus granted to Employee upon his initial employment by Employer would accrue to Employee for each year that he remained employed by Employer; and except for the provisions of Employee's previous employment arrangement with Employer whereby 25% of the Employee's obligation to repay the salary advance made to Employee upon his initial employment would be forgiven for each year that he remained employed by Employer, this Agreement constitutes the entire understanding between the parties concerning the subject matter
hereof.   No agreements, representations, or warranties other than  those specifically set forth in this Agreement shall be binding on any  of  the
parties  unless  set forth in writing and signed by both  parties.   This
Agreement supersedes all other prior agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements
between the parties with respect to such employment in any manner.   Each
party to this Agreement acknowledges that no inducements or promises, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement.
     10.03.     Modification.   This  Agreement  shall  not  be  amended,
modified,  or  altered in any manner except in a writing signed  by  both parties.
     10.04.     Failure  to Enforce Not Waiver.          Any  failure  or
delay on the part of either the Employer or the Employee to exercise  any
remedy or right under this Agreement shall not operate as a waiver.   The
failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not
constitute  a  waiver  of  any of the rights  under  the  Agreement.   No
forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.
     10.05. Law Governing Agreement. This agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas.
     10.06. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included.
     10.07.     Assignment.    The Employer and the Employee  acknowledge
that the services to be rendered by the Employee under this Agreement are unique and personal. Therefore, neither party may assign any rights or delegate any duties under this Agreement, without the other party's prior
written  consent.   If  either the Employer or  the  Employee  obtains  a
consent to an assignment of rights or delegation of duties, rights or duties under this Agreement shall inure only to the benefit of the assignee or delagee named in the written instrument, and such consent shall not be deemed as a general consent to assignment or delegation.
     Executed at Dallas, Texas, as of April 7, 1997.
EMPLOYER: Curtis Mathes Holding Corporation
          By:___/s/  Patrick A. Custer_____________
                Patrick A. Custer, President
EMPLOYEE: ___/s/ Billy J. Robinson________________